CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aquila Municipal Trust (the “Trust”) consisting of Aquila Churchill Tax-Free of Kentucky, Aquila Narragansett Tax-Free Income Fund, Aquila Tax-Free Fund of Colorado, Aquila Tax-Free Fund For Utah, Aquila Tax-Free Trust of Arizona and Aquila Tax-Free Trust of Oregon and to the use of our reports dated May 28, 2021 on the financial statements and financial highlights of the Trust and of Aquila Tax-Free Trust of Oregon, a series of The Cascades Trust (together with the series of the Trust, the “Fund”). Such financial statements and financial highlights appear in the 2021 Annual Reports to Shareholders, which are incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 22, 2021